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SEGALL BRYANT & HAMILL TRUST

SHAREHOLDER SERVICES PLAN

This Shareholder Services Plan (the “Plan”) dated __, 2019 constitutes the shareholder services plan of the Segall Bryant & Hamill Trust (the “Trust”), and each of its series listed on Appendix A hereto (each, a “Fund”).

Section 1. Each Fund is authorized to compensate certain financial intermediaries, including broker-dealers and Fund affiliates (“Participating Organizations”) an aggregate fee in an amount not to exceed on an annual basis the percentage shown for such Fund in Appendix A of the average daily net asset value of the Fund (the “Plan Fee”) attributable to or held in the name of a Participating Organization for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization (“Agreement”). Each Agreement will set forth the non-distribution related shareholder services to be performed by the Participating Organization for the benefit of such Fund’s shareholders who have elected to have such Participating Organization service their accounts (“Services”).

Such Services may include, but are not limited to, (a) establishing and maintaining accounts and records related to a Participating Organization’s clients (each a “beneficial shareholder” and collectively “beneficial shareholders”) who invest in the Fund; (b) aggregating and processing of beneficial shareholders’ orders; (c) processing dividend and other distribution payments from the Fund on behalf of beneficial shareholders; (d) preparing tax reports or forms on behalf of beneficial shareholders; (e) forwarding communications from the Fund to beneficial shareholders; and (f) providing such other similar Services as applicable statutes, rules or regulations permit.

Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

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(a)       That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b)       That such agreement shall terminate automatically in the event of its assignment.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SEGALL BRYANT & HAMILL TRUST

By:
Name:
Title:

Approved: February __, 2019

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Appendix A

Name of Fund	Retail Class %	Inst’l Class %
Segall Bryant & Hamill Colorado Tax Free Fund	0.25	0.10
Segall Bryant & Hamill Fundamental International Small Cap Fund	0.25	0.10
Segall Bryant & Hamill Global Large Cap Fund	0.25	0.10
Segall Bryant & Hamill Large Cap Dividend Fund	0.25	0.10
Segall Bryant & Hamill Micro Cap Fund	0.25	0.10
Segall Bryant & Hamill Mid Cap Value Dividend Fund	0.25	0.10
Segall Bryant & Hamill Municipal Opportunities Fund	0.25	0.10
Segall Bryant & Hamill Plus Bond Fund	0.25	0.10
Segall Bryant & Hamill Quality High Yield Fund	0.25	0.10
Segall Bryant & Hamill Short Term Plus Fund	0.25	0.10
Segall Bryant & Hamill Small Cap Growth Fund	0.25	0.10
Segall Bryant & Hamill Small Cap Value Dividend Fund	0.25	0.10
Segall Bryant & Hamill Smid Cap Value Dividend Fund	0.25	0.10
Segall Bryant & Hamill All Cap Fund]	0.25	0.10
Segall Bryant & Hamill Emerging Markets Fund	0.25	0.10
Segall Bryant & Hamill International Small Cap Fund	0.25	0.10
Segall Bryant & Hamill Small Cap Value Fund	0.25	0.10

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